Exhibit 99.1

Press Release	Source: Tribute Pharmaceuticals Canada Inc.

Tribute Pharmaceuticals Receives Uracyst® Patent in Europe

MILTON, ONTARIO  - (Marketwire – October 30, 2014) - Tribute Pharmaceuticals Canada Inc. (OTCQX: TBUFF) (TSX Venture: TRX) ("Tribute" or the "Company"),  today announced that it has received a patent approval from the European Patent Office (“EPO”) for intellectual property central to one of the Company’s lead products, Uracyst®/Uropol® (a sterile sodium chondroitin sulfate solution, 2%), for the treatment of interstitial cystitis by instillation into the bladder of a patient.  Treatments of other bladder disorders are also covered by the patent, including glycosaminoglycan (“GAG”) deficient forms of cystitis or GAG-deficiency, such as, accompanying chronic urinary tract infection, radiation-induced cystitis, chemical-induced cystitis or hemorrhagic cystitis.  The European patent coverage extends to drug compositions comprising a unit dose of chondroitin sulfate in an amount of at least 400 mgs and an aqueous vehicle.  This patent will run until February 18, 2024.

The European Patent No. 1603578, entitled “Treatment of Interstitial Cystitis with High Dose Chondroitin Sulphate”, will be the 9th high dose patent granted on Uracyst®/Uropol® around the world.  Currently, the Company has high dose patents granted in the United States (4), Canada, Japan, Australia and China.  There are also high dose patents pending in several other countries.

Rob Harris, Tribute's President and Chief Executive Officer, commented, "This European patent was granted just weeks after the 4th U.S. patent was issued and further expands the scope of Tribute’s exclusive rights in Europe for Uracyst®/Uropol® and further validates the innovative nature of Tribute’s approach to the treatment of interstitial cystitis / bladder pain syndrome (“IC/BPS”).” Mr. Harris further stated, “Uracyst®/Uropol® are sold extensively throughout Europe by Tribute’s partners and this patent approval will have significant meaning to each of them.  The Company is also developing plans to maximize the value of this unique product in the U.S. and other territories throughout the world where Uracyst®/Uropol® are currently not marketed.”

About Uracyst®

According to published literature, up to 70% of IC patients have defects in their bladder GAG layers.  The GAG layer is a mucosal lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence.  When the GAG layer is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall.  This results in increased frequency and urgency to void (up to 60 times a day).  Many IC/BPS patients also experience severe pelvic pain.  These symptoms can be debilitating and have a serious impact on a patient’s quality of life.

The instillation of chondroitin sulfate (ChS), one of the main components of the GAG layer that is reduced in IC, restores the barrier function.  Uracyst®/Uropol® 2% 400 mg was developed to specifically replenish this GAG defect in IC/BPS patients.

Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturate the bladder, thus restoring the barrier function.  Instilled fluid volume of 20 mL Uracyst®/Uropol® (400mg) also allows patients to retain the treatment in the bladder for a longer period of time, enabling a better uptake of the delivered dosage and a faster onset of symptomatic relief.  Uracyst®/Uropol® are also one of the most cost effective treatments for these patients.  Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst®/Uropol® are becoming the product of choice in treating IC/BPS.  Uracyst®/Uropol® is sold extensively throughout Canada, Europe and parts of Asia but has not been approved for marketing in the U.S.

About Tribute Pharmaceuticals Canada Inc.

Tribute is a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S. markets.

Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) Uracyst®/Uropol® (sodium chondroitin sulfate solution 2%), Fiorinal®, Fiorinal® C, Visken®, Viskazide® and Collatamp® G in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships. Tribute also has the exclusive rights to develop and commercialize Bezalip® SR in the U.S. and has the exclusive right to sell bilastine, a product licensed from Faes Farma for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives), in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and pediatric presentations in Canada. This product is subject to receiving Canadian regulatory approval.

Tribute Pharmaceuticals' Forward Looking Statement

This press release contains certain forward-looking statements about Tribute as defined in the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Forward-looking statements, by their nature, are subject to risks and uncertainties, Tribute actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, any of which could cause actual results to vary materially from current results or anticipated future results. See Tribute reports filed with the Canadian Securities Regulatory Authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from results referred to in forward-looking statements. Tribute assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

Bezalip® SR and Soriatane® are registered trademarks and under license from Actavis Group PTC ehf. Cambia® is a registered trademark and under license from Depomed, Inc. Collatamp® G is a registered trademark and under license EUSA Pharma (Europe) Limited.  Visken® and Viskazide® are registered trademarks under license with Novartis AG.

For further information on Tribute visit the Company's website: http://www.tributepharma.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contacts:

Scott Langille, CFO
Tribute Pharmaceuticals Canada Inc.
905-876-3166
scott.langille@tributepharma.com

Kevin Fickle
Nuwa Group LLC, President
(925) 330-8315
kevin@nuwagroup.com